UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2019

United Therapeutics Corp.

(Exact name of registrant as specified in its charter)

Delaware	000-26301	52-1984749
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1040 Spring Street

Silver Spring, MD 20910

(Address of principal executive offices, including zip code)

(301) 608-9292

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2019, the Board of Directors of United Therapeutics Corporation (the “Company”), acting upon the recommendation of its Compensation Committee, adopted the United Therapeutics Corporation 2019 Inducement Stock Incentive Plan (the “Plan”) to allow the grant to prospective employees of equity incentives that qualify as “inducement” awards under Nasdaq rules.

The objective of the Plan is to allow the Company to grant equity award to prospective employees in order to stimulate the efforts of those employees by heightening their desire to work toward and contribute to the success and progress of the Company. The Plan will be administered by the Compensation Committee. The Compensation Committee will, subject to the terms of the Plan, have all authority to determine the recipients of Plan awards and to determine the terms and conditions of any such awards. The following briefly describes the material features of the Plan:

•                  Shares Available for Grant: 99,000 shares of Company common stock have been reserved for issuance under the Plan, subject to adjustment for stock dividends, stock splits, or other changes in the Company’s common stock or the Company’s capital structure; provided that any shares granted under options or stock appreciation rights will be counted against this limit on a one-for-one basis and any shares granted as awards other than options or stock appreciation rights will be counted against this limit as 2.14 shares for every one (1) share subject to such award.

•                  Eligibility. An individual is eligible to receive an award under the Plan if he or she is a prospective new employee of the Company. Awards under the Plan must be a material inducement for the prospective employee to accept employment with the Company or a subsidiary.

•                  Types of Awards. Under the Plan, the Compensation Committee may choose to grant nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and stock awards to eligible participants.

•                  Terms of Options and Stock Appreciation Rights. The exercise price of all stock options and stock appreciation rights granted under the Plan will be determined by the Committee but must be at least equal to 100% of the fair market value of the covered common stock on the date of grant. The term, vesting schedule, and other conditions applicable to stock options and stock appreciation rights will be established by the Committee at the time of grant.

•                  Terms of Restricted Stock, Restricted Stock Units and Stock Awards. These awards will become vested or earned by recipients based on employment (time-based) requirements, performance-based vesting or other conditions as the Committee may determine. Awards of restricted stock and stock awards will be actual shares of outstanding Company common stock and unless otherwise determined by the Committee, will have the same voting, dividend, and other rights as other shares of common stock. Awards of restricted stock units represent unsecured obligations on the part of the Company, and no shares will be issued in respect of these awards unless and until the award vests.

•                  Term and Amendment of the Plan. The Plan will remain in effect until terminated by the Board. The Board has the authority to amend or terminate the Plan at any time and for any reason.

•                  NASDAQ Compliance. The Inducement Plan is intended to comply with Nasdaq Rule 5635(c)(4), which permits the granting of equity compensation awards without shareholder approval as a material inducement to individuals entering into employment with the Company.

This summary of the Plan is qualified in its entirety by the terms of the Plan. A copy of the Plan and the form of Restricted Stock Unit grant notice and standard terms and conditions under the Plan are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Document
10.1	United Therapeutics Corporation 2019 Inducement Stock Incentive Plan
10.2	Form of Restricted Stock Unit Grant Notice and Standard Terms and Conditions under the 2019 Inducement Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

	By:	/s/ Paul A. Mahon
Date: March 1, 2019	Name:	Paul A. Mahon
	Title:	General Counsel